Exhibit 10.1

HILLENBRAND, INC.
THIRD AMENDED AND RESTATED
SHORT-TERM INCENTIVE COMPENSATION PLAN
FOR KEY EXECUTIVES
(Effective as of October 1, 2021)

1.            Effective Date and Purpose. Hillenbrand, Inc. (the “Company”) previously adopted the Hillenbrand, Inc. Short-Term Incentive Compensation Plan for Key Executives (the “Plan”), effective as of October 1, 2008, and restated the Plan as of October 1, 2013 and October 1, 2018. Effective as of October 1, 2021, the Company hereby adopts this amended and restated version of the Plan with the changes referenced herein. The purpose of the Plan is to advance the interests of the Company and its Subsidiaries by providing for annual bonuses to participating Employees based on the achievement of pre-established objective performance goals, consistent with the Company’s compensation philosophy as may be adopted from time to time. By linking a significant portion of the compensation of participating Employees to pre-established objective goals, the Company more closely aligns the interests of its Employees with those of its shareholders.

2.            Definitions. The following capitalized words as used in this Plan shall have the following meanings:

“Agreement” means, with respect to any Participant, an employment, retention, change in control or severance agreement (or similar employment or severance arrangement) between that Participant and the Company or a Subsidiary, or a retention, change in control or severance plan or arrangement (other than the Plan) maintained by the Company or a Subsidiary that covers the Participant.

“Award Opportunity” means a cash award opportunity established under the Plan for a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish, other than a Discretionary Bonus.

“Board” means the Board of Directors of the Company.

“Cause” means, (a) for a Participant with an Agreement that defines “cause” or a comparable term at the relevant time, the definition in such Agreement, and (b) for all other Participants, the Committee’s good faith determination that the Participant has: (i) failed or refused to comply fully and timely with any reasonable instruction or order of the Company or a Subsidiary, provided that such noncompliance is not based primarily on the Participant’s compliance with applicable legal or ethical standards; (ii) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential to cause the Company or any Subsidiary or any of their respective officers or directors embarrassment or ridicule; (iii) violated any policy or procedure of the Company or a Subsidiary applicable to the Participant, including the Company’s Code of Ethical Business Conduct; or (iv) engaged in any act that is contrary to the best interests of or would expose the Company, its Subsidiaries, their related businesses, or any of their respective officers or directors to probable civil or criminal liability, excluding the Participant’s actions in accordance with applicable legal and ethical standards.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Management Development Committee of the Board or such other committee of independent directors (within the meaning of the applicable exchange listing standards) of the Board designated by the Board to administer the Plan, or if no committee is designated, the entire Board.

“Company” has the meaning given such term in Section 1 of this Plan.

“Disability” means, (a) for a Participant with an Agreement that defines “disability” or a comparable term at the relevant time, the definition in such Agreement, and (b) for all other Participants, the Committee’s good faith determination that the Participant is eligible (except for the waiting period) for permanent disability benefits under Title II of the Federal Social Security Act.

“Discretionary Bonus” has the meaning given such term in Section 7 of this Plan.

“Employee” means any person employed by the Company or its Subsidiaries, whether such Employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

“Good Reason” means, for a Participant with an Agreement, the definition given to such term or a comparable term in such Agreement at the relevant time. If a Participant is not covered by an Agreement that defines “good reason” or a comparable term at the relevant time, then the Participant shall have no right to terminate employment for Good Reason under this Plan.

“Participant” means, as to any Performance Period, any Employee who is selected by the Committee to be eligible to participate in the Plan for that Performance Period, as provided herein.

“Payout Formula” means the formula established by the Committee for determining Award Opportunities for a Performance Period based on the level of achievement of the Performance Objectives for the Performance Period.

“Performance Objectives” means the measurable or subjective performance objective or objectives established pursuant to this Plan for Participants who have received Award Opportunities. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of a Subsidiary, division, business unit, department, region or function within the Company or Subsidiary in which the Participant is employed or in terms of the performance of the individual Participant and may be based on the following criteria: revenues, earnings from operations, operating income, income before taxes, net income, cash flow, earnings per share, return on total capital, return on invested capital, return on equity, return on assets, total return to shareholders, earnings before or after interest, taxes, depreciation, amortization or extraordinary or special items, return on investment, free cash flow, cash conversion cycle, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital, operating margin, profit margin, contribution margin, stock price, new customers, order intake, cost controls, operating efficiencies, product development, strategic partnering, research and development, market penetration, geographic business expansion, cost targets, productivity, corporate value and sustainability metrics (including, without limitation, environmental, social and governance matters), human capital metrics (including, without limitation, employee satisfaction, management of employment practices, employee benefits, retention and safety), supervision of litigation or labor negotiations, dealings with regulatory bodies, acquisitions or divestitures, customer satisfaction, program development, strategic business criteria related to a Participant’s area or areas of responsibility, or other criteria established by the Committee. The Performance Objectives may be made relative to the performance of other corporations or entities.

“Performance Period” means the Company’s fiscal year or such other period as determined by the Committee in its discretion, within which the Performance Objectives relating to an Award Opportunity are to be achieved. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

“Plan” means this Hillenbrand, Inc. Third Amended and Restated Short-Term Incentive Compensation Plan for Key Executives, as amended from time to time.

“Qualified Termination” means a termination of the Participant’s employment with the Company and its Subsidiaries on account of their (a) death, (b) Disability, (c) Retirement, (d) involuntary termination without Cause, or (e) to the extent provided in their Agreement (if any) at the relevant time, a voluntary resignation for Good Reason.

“Retirement” means, with respect to a Participant, termination of the Participant’s employment with the Company and its Subsidiaries (other than for Cause) after having (a) completed at least five years of continuous service with the Company and/or a Subsidiary and (b) reached age fifty-five (55).

“Subsidiary” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies and joint ventures) controlled by the Company.

3.            Administration. The Committee shall be responsible for administration of the Plan. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company and its Subsidiaries, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. In this regard, the Committee shall have no obligation to treat Employees or Participants uniformly and the Committee may make determinations selectively among Employees or Participants in its business judgment. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all Employees and Participants. No member of the Committee shall be liable for any such action or determination made in good faith.

4.            Eligibility. The Committee, in its sole discretion, shall determine which Employees will be eligible to participate in the Plan and for which Performance Periods. Unless otherwise determined by the Committee, participation shall be limited to Board-appointed officers of the Company who are designated by the Board as “Section 16 officers.” An Employee who is a Participant for a given Performance Period or who receives a Discretionary Bonus hereunder is neither guaranteed nor assured of being selected for participation in any subsequent Performance Period or of receiving any further Discretionary Bonus.

5.            Award Opportunities.

a.            By whatever date the Committee in its sole discretion determines, or absent a determination to the contrary, within 90 calendar days following the beginning of each Performance Period, the Committee shall establish an Award Opportunity for each Participant in that Performance Period, including the applicable Performance Objectives and Payout Formula. Each Performance Objective may be weighted by the Committee to reflect its relative importance to the Company in the applicable Performance Period. The Payout Formulas, Performance Objectives and weighting of the Performance Objectives need not be uniform with respect to any or all Participants. The Committee may also establish Award Opportunities for newly hired or newly promoted employees without compliance with such timing and other limitations as provided herein, which Award Opportunities may be based on performance during less than the full Performance Period and may be pro-rated in the discretion of the Committee.

b.            Except as otherwise may be provided pursuant to this Plan or an Agreement, any Award Opportunity will be forfeited automatically to the extent that the Performance Objectives established by the Committee are not achieved during the applicable Performance Period. However, the Committee may determine that only a threshold level relating to a Performance Objective must be achieved for Award Opportunities to be paid under the Plan. Similarly, the Committee may establish a minimum threshold performance level, a maximum performance level, and one or more intermediate performance levels or ranges, with target award levels or ranges that will correspond to the respective performance levels or ranges included in the Payout Formula.

c.            The Committee may in its sole discretion modify the Payout Formulas, Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect acquisitions and dispositions involving the Company or one or more Subsidiaries, (ii) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances; (iii) in the event that a Participant’s responsibilities materially change during a Performance Period or the Participant is transferred to a position that is not designated or eligible to participate in the Plan; or (iv) in such other circumstances as the Committee may determine, in its sole discretion.

6.            Determination and Vesting of Award Opportunities.

a.            Following the end of each Performance Period, the Committee shall determine whether and to what extent the Performance Objectives with respect to each Participant for the applicable Performance Period have been achieved and, if such Performance Objectives have been achieved, approve actual payment of each Award Opportunity under the Plan pursuant to the applicable Payout Formulas.

b.            Except as otherwise provided in Section 6(e) below, if a Participant incurs a Qualified Termination before payment of an Award Opportunity for a Performance Period, then the Participant’s Award Opportunity, if any, shall first be determined in accordance with Section 6(a) above based on actual performance for the entire Performance Period, and determined without regard to any discretionary adjustments that have the effect of reducing payout (other than discretionary adjustments applicable to all Participants in that Performance Period who did not terminate employment). If the Qualified Termination occurs (i) prior to the end of a Performance Period, then the interim payment amount for that Performance Period (as determined pursuant to the preceding sentence) shall be multiplied by a fraction, the numerator of which is the number of full weeks during which the Participant was employed by the Company or a Subsidiary during that Performance Period, and the denominator of which is the number of whole weeks in the Performance Period, (ii) after the end of a Performance Period, then the interim payment amount for that Performance Period (as determined pursuant to the preceding sentence) shall not be subject to pro-ration. The Award Opportunity earned under this Section 6(b) shall be paid at the same time at which the Participant would have been paid if the Qualified Termination had not occurred.

c.            Except as otherwise may be provided in Section 6(b) above, or pursuant to an Agreement, a Participant shall forfeit, without further action or notice, his or her right to payment of any Award Opportunity earned for a Performance Period if the Participant does not remain continuously employed with the Company or a Subsidiary until the date that the Award Opportunity is paid.

d.            Notwithstanding anything contained in Sections 6(a) or 6(b) of this Plan to the contrary, the Committee may, in its sole discretion, and without the consent of any Participant or other person, reduce the resulting Award Opportunity otherwise payable to any Participant for a particular Performance Period, regardless of the level of attainment of the Performance Objectives, at any time prior to the payment of the Award Opportunity, in light of such Participant’s individual performance during the Performance Period, the quality of the financial results, or such other factors as the Committee deems relevant, including changed or special circumstances that arose during the Performance Period.

e.            Notwithstanding any other provision hereof, if a Participant incurs a Qualified Termination in circumstances under which the Participant would be entitled to payment of an Award Opportunity for a particular Performance Period under Section 6(b) above and a payout with respect to the Award Opportunity under an Agreement for that same Performance Period, then the Participant shall receive a payout with respect to the Award Opportunity for that Performance Period under only the Agreement, which shall be payable or provided under the terms, and subject to the conditions of the Agreement. A payout for a Performance Period received by a Participant under the Participant’s Agreement in accordance with this Section 6(e) shall be in lieu of, and not in duplication of, any Award Opportunity the Participant would otherwise be entitled to receive under Section 6(b) of the Plan.

7.            Discretionary Bonus. Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, make a discretionary bonus award (a “Discretionary Bonus”) to any Participant in light of such Participant’s individual performance or such other circumstances or factors as the Committee deems relevant.

8.            Payment. Except as otherwise may be provided pursuant to a valid deferral election in effect under a deferred compensation plan of the Company or a Subsidiary, any Award Opportunity earned by a Participant for a particular Performance Period shall be paid in cash after the end of the Performance Period, but in no event later than 90 days after the calendar year in which the Performance Period ends; and any Discretionary Bonus shall be paid in cash no later than two and one-half months after the end of the calendar year in which the Committee approves payment of such discretionary bonus. The Committee may, in its sole discretion, determine that all or part of an Award Opportunity or Discretionary Bonus shall be paid in the form of an equivalent amount of Company common shares; provided that the shares shall be issued under and subject to the terms and conditions of a shareholder-approved equity compensation plan of the Company.

9.            Tax Withholding. The Company and its Subsidiaries shall have the right to deduct from all payments made to any person under the Plan any federal, state, local, foreign or other taxes which, in the opinion of the Company and its Subsidiaries, are required to be withheld with respect to such payments.

10.            No Employment Contract. Nothing contained in this Plan shall confer upon a Participant any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of a Participant. For purposes of the Plan, the transfer of employment of a Participant between the Company and any one of its Subsidiaries (or between Subsidiaries) shall not be deemed a termination of the Participant’s employment.

11.            Acceptance of Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board or the Company, in any case in accordance with the terms and conditions of the Plan.

12.            Transferability. No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

13.            Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14.            Governing Law. The Plan and all Award Opportunities shall be construed in accordance with and governed by the laws of the State of Indiana, but without regard to its conflict of law provisions.

15.            Amendment or Termination. The Board reserves the right, at any time, to amend, suspend or terminate the Plan, in whole or in part, in any manner, and for any reason, and without the consent of any Participant, Employee or other person; provided, that no such amendment, suspension or termination shall adversely affect the payment of any Award Opportunity earned for a Performance Period ending prior to the action of the Board amending, suspending or terminating the Plan.

16.            Source of Payment. Each Award Opportunity and Discretionary Bonus that may become payable under the Plan will be paid solely from the general assets of the Company and its Subsidiaries. Nothing in this Plan will be construed to create a trust or to establish or evidence any Participant's claim of any right to payment of an Award Opportunity or Discretionary Bonus other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

17.            Clawback. In addition to any other remedies available to the Company or a Subsidiary, any Award Opportunity or Discretionary Bonus granted or paid to a Participant shall be subject to forfeiture or repayment pursuant to the terms of the Company’s clawback policy, as amended from time-to-time or its successor, including any such policy that may be adopted or amended to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.

18.            Section 409A. The Company intends that Award Opportunities and Discretionary Bonuses granted under the Plan be exempt from, or comply with, the requirements of Section 409A of the Code, and the Plan shall be interpreted, administered and governed in accordance with that intent. Although the Company intends to administer the Plan so that Award Opportunities and Discretionary Bonuses will be exempt from the requirements of Section 409A of the Code, the Company does not warrant that any Award Opportunity or Discretionary Bonus under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, vesting or payment of any Award Opportunity or Discretionary Bonus under the Plan.

[END OF DOCUMENT]

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